Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1/A (No. 333-252515) and Form S-8 (No. 333-254085) of Danimer Scientific, Inc. of our report dated June 25, 2021, relating to the consolidated financial statements of Novomer, Inc. We have not performed any procedures on the consolidated financial statements of Novomer, Inc. for the year ended December 31, 2020 since our report dated June 25, 2021.

/s/ Katz, Nannis & Solomon, PC

Waltham, MA

October 26, 2021